Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
Among
PLLL HOLDINGS, LLC,
PLLL ACQUISITION CO.
and
PARALLEL PETROLEUM CORPORATION
September 15, 2009

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 15, 2009, by and among PLLL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), PLLL ACQUISITION CO., a Delaware corporation (“Merger Subsidiary”), and PARALLEL PETROLEUM CORPORATION, a Delaware corporation (the “Company”).
RECITALS:
     WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company and the member of Parent have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, Merger Subsidiary has agreed to commence a tender offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share of the Company (the “Company Common Stock”), including the associated preferred stock purchase rights (“Rights”) issued pursuant to the Company Rights Agreement (defined below) (the shares of Company Common Stock, together with the Rights, being referred to collectively as the “Shares”), at a price equal to $3.15 per Share, subject to adjustment pursuant to Section 2.1(a) (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”);
     WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth herein, (i) approved the Offer, and (ii) approved this Agreement and is recommending that the Company’s stockholders accept the Offer, tender their respective Shares to Merger Subsidiary and approve this Agreement;
     WHEREAS, the respective Boards of Directors of Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company, subject to the terms and conditions set forth in this Agreement, as a result of which each of the issued and outstanding Shares not owned directly or indirectly by Parent, Merger Subsidiary or the Company or constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash (the “Merger”);
     WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

ARTICLE I.
DEFINITIONS
     1.1 Definitions.When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:
     “2009 Capital Budget” means, as of the date of this Agreement, the estimated amount of $29.1 million for oil and natural gas related capital expenditures, including for the purchase of leasehold and seismic data.
     “Acceptance Date” means the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer.
     “Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company that generates 15% or more of the Company’s consolidated net revenues or net income or assets representing 15% or more of the book value of the assets of the Company and its Subsidiaries, taken as a whole, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance by the Company of 15% or more of Company Common Stock or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.
     “Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Affiliate Transaction” shall have the meaning set forth in Section 4.22.
     “Agreement” shall have the meaning set forth in the opening paragraph.
     “Arrangements” shall have the meaning set forth in Section 4.13(i).
     “Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.
     “Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers’ compensation insurance and (c) directors and officers liability insurance.
     “Board Appointment Date” shall have the meaning set forth in Section 2.3.
     “Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.
     “Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.
     “Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.
     “Canceled Company Option” shall have the meaning set forth in Section 3.8(b).
     “Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.
     “Certificate of Merger” shall have the meaning set forth in Section 3.1(b).
     “Certificates” shall have the meaning set forth in Section 3.7(b).
     “COBRA” shall have the meaning set forth in Section 4.13(a).
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.
     “Company” shall have the meaning set forth in the opening paragraph.
     “Company Approvals” shall have the meaning set forth in Section 4.5.
     “Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

     “Company Common Stock” shall have the meaning set forth in the recitals.
     “Company Disclosure Documents” shall have the meaning set forth in Section 4.25(a).
     “Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (iv) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the oil and gas exploration and development industry, (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vi) any failure by the Company to meet any published or internally prepared estimates of oil and gas reserves, earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties) (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, so long as such adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal does not disproportionately impact the Company and its Subsidiaries considered collectively as a single enterprise, relative to other industry participants, (viii) any changes in GAAP or accounting standards or interpretations thereof, (ix) the Company’s failure to maintain the listing of the Shares on the NASDAQ Global Market as a result of the trading price of the Shares (unless due to a circumstance which would separately constitute a Company Material Adverse Effect), (x) any change or effect resulting from the announcement or pendency of this Agreement, the Offer or the Merger, or (xi) the compliance by the Company of the covenants set forth in Article VI.
     “Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.10 per share.
     “Company Reserve Report” shall have the meaning set forth in Section 4.19.

     “Company Restricted Shares” shall mean each award of restricted Company Common Stock.
     “Company Rights Agreement” shall mean the Rights Agreement, dated as of October 5, 2000, between the Company and Computershare Shareholder Services, Inc., as Rights Agent.
     “Company Stock Option” shall have the meaning set forth in Section 3.8(a).
     “Company Stock Plans” shall mean the Company’s (i) 2004 Non-Employee Director Stock Grant Plan, (ii) 2008 Long-Term Incentive Plan, (iii) 1997 Nonemployee Directors Stock Option Plan, (iv) 1998 Stock Option Plan, (v) 2001 Nonemployee Directors Stock Option Plan, (vi) 2001 Employee Stock Option Plan, (vii) 2008 Long-Term Incentive Plan and (viii) Incentive and Retention Plan, each as amended through the date hereof.
     “Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2008 included in the Company’s Consolidated Financial Statements.
     “Company’s Consolidated Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2007 and 2008 and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 31, 2006, 2007 and 2008, together with the notes thereto and included in the Company Current Year’s SEC Reports.
     “Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies (i) exceptions to the Company’s representations and warranties contained in Article IV and (ii) the other matters set forth therein.
     “Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company dated June 30, 2009.
     “Continuing Employee” shall mean the individuals who were employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time and who continue employment with the Company, a Subsidiary of the Company, Parent or a Subsidiary of Parent following the Effective Time.
     “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.
     “Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.
     “Covered Matters” shall have the meaning set forth in Section 9.5.

     “Covered Party” shall have the meaning set forth in Section 9.5.
     “Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.
     “Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2008.
     “Delaware Secretary of State” shall have the meaning set forth in Section 3.1(b).
     “Derivative Transaction” shall have the meaning set forth in Section 4.20(b).
     “DGCL” shall mean the General Corporation Law of the State of Delaware.
     “Disbursing Agent” shall have the meaning set forth in Section 3.7(a).
     “Dissenting Shares” shall have the meaning set forth in Section 3.9(a).
     “Effective Time” shall have the meaning set forth in Section 3.1(b).
     “Eligible Persons” shall have the meaning set forth in Section 3.8(c).
     “End Date” shall have the meaning set forth in Section 8.1(b)(i).
     “Environmental Law or Laws” shall mean any and all Laws pertaining to public health and welfare or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended (“OPA”), and any state or local Laws implementing the foregoing federal Laws.
     “Equity Commitment Letter” shall have the meaning set forth in Section 6.5(b).
     “Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

     “ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.
     “Excepted Options” shall have the meaning set forth in Section 3.8(a).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.
     “Exchange Fund” shall have the meaning set forth in Section 3.7(a).
     “Expiration Date” shall have the meaning set forth in Section 2.1(c).
     “GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis.
     “Good and Defensible Title” shall mean such title that: (i) is deducible of record from those records of the parish, county, state or other Governmental Authority within the jurisdiction of which the applicable property is located and the public records of which provide constructive notice of title to real property (the “Office of Record”) or is assignable to the Company or any of its Subsidiaries out of an interest of record (as so defined) because of the performance by the Company or any of its Subsidiaries of all operations required to earn an enforceable right to such assignment, or in the case of a beneficial or contractual interest, from the contract creating such interest, or the applicable Office of Record, or in the case of a state mandated pooling order, in the offices of the applicable Governmental Authority; (ii) except as set forth in Section 4.18(b) of the Company’s Disclosure Letter, entitles the Company or any of its Subsidiaries to receive a percentage of Hydrocarbons produced, saved, and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property, except as stated in the Company Reserve Report; and (iii) does not obligate the Company or any of its Subsidiaries to pay costs or expenses relating to each such proved property in an amount greater than the interest set forth for that property under the caption “Working Interest” or “WI” in the Company Reserve Report without increase over the life of such property, except as shown on the Company Reserve Report.
     “Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.
     “Hazardous Substance” shall have the meaning specified in CERCLA for “hazardous substance;” provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “hazardous substance” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, friable asbestos-containing materials, polychlorinated biphenyls, and, to the extent in excess of permitted levels, radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.
     “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
     “Indenture” shall have the meaning set forth in Section 6.19.
     “Independent Directors” shall have the meaning set forth in Section 2.3(b).
     “Intellectual Property” shall mean all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.
     “Interim Period” shall have the meaning set forth in Section 6.1.
     “IRS” shall mean the Internal Revenue Service.
     “Knowledge” shall mean, with respect to either the Company or the Parent, the actual knowledge of any executive officer of such party.
     “Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.
     “Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.
     “Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.
     “Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:
     (1) Any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative;
     (2) any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region;
     (3) any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $500,000, in each case;
     (4) any contract, agreement, understanding or instrument relating to any outstanding loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);
     (5) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $1,000,000 or more;
     (6) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof;
     (7) any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value or fair market value in excess of $1,000,000;
     (8) contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $1,000,000;
     (9) contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;
     (10) contracts, agreements or understandings with former or present directors or officers;
     (11) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of assets or Equity Securities;

     (12) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving amounts in excess of $1,000,000;
     (13) except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (1) through (12) above, any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries in excess of $1,000,000; and
     (14) any other agreement which is material to the Company and its Subsidiaries taken as a whole.
     “Merger” shall have the meaning set forth in the recitals.
     “Merger Consideration” shall have the meaning set forth in Section 3.6(b).
     “Merger Subsidiary” shall have the meaning set forth in the opening paragraph.
     “Minimum Tender Condition” shall have the meaning set forth in Annex A.
     “Notes” shall have the meaning set forth in Section 6.19.
     “Offer” shall have the meaning set forth in the recitals.
     “Offer Documents” shall have the meaning set forth in Section 2.1(b).
     “Offer Price” shall have the meaning set forth in the recitals.
     “Offering Circular” shall have the meaning set forth in Section 3.8(b).
     “Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     “Option Consideration” means the excess, if any, of the Offer Price over the per share exercise price of the applicable Company Stock Option immediately prior to the Acceptance Date.
     “Option Waiver, Cancellation and Release Agreement” shall have the meaning set forth in Section 3.8(b)(i).
     “Option Waiver, Cash-Out and Release Agreement” shall have the meaning set forth in Section 3.8(b)(ii).
     “Optionholder” shall have the meaning set forth in Section 3.8(b).
     “Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.
     “Parent” shall have the meaning set forth in the opening paragraph.
     “Parent Approvals” shall have the meaning set forth in Section 5.3.
     “Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent.
     “Parent Plans” shall have the meaning set forth in Section 6.16(a).
     “Payee” shall have the meaning set forth in Section 8.3(b).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.
     “Permitted Liens” shall mean:
     (a) Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet;
     (b) consents to assignment and similar contractual provisions affecting such property or asset with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Authorities, if such consents are customarily obtained subsequent to a sale or conveyance;
     (c) preferential rights to purchase and similar contractual provisions affecting such property or asset with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;
     (d) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Authorities;
     (e) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such asset that do not materially affect or impair the ownership, use or operation of such property or asset;
     (f) Liens for current Taxes or assessments not yet delinquent;
     (g) Liens of operators relating to obligations not yet delinquent;
     (h) any (i) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory landlord’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar Liens or charges relating to obligations not yet delinquent;
     (i) the terms and conditions of the instruments creating such property or asset (including all oil and gas leases) and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production (in each case) that do not operate to reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report or increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;
     (j) defects and irregularities that do not, individually or in the aggregate, result in a Company Material Adverse Effect;
     (k) contractual Liens arising under production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; joint venture and oil and gas partnership agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or other geophysical permits or agreements; agreements for the lease of office space; and other agreements (in each case) to the extent the same are ordinary and customary to the oil, gas and other mineral exploration, development, operating, processing or extraction business;
     (l) all defects and irregularities affecting such property or asset that do not operate to reduce the NRI for such property or asset (if any) set forth in the Company Reserve Report or increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI, and do not otherwise interfere materially with the operation, value or use of such property or asset;

     (m) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action; and
     (n) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business.
     “Person” shall mean (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (2) any “person” for purposes of Section 13(d)(3) of the Exchange Act.
     “Proxy Statement” shall have the meaning as set forth in Section 4.25(a).
     “Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.
     “Regulatory Law” shall have the meaning set forth in Section 6.10(e).
     “Release” shall have the meaning specified in CERCLA for “release;” provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “release” that is broader than that specified in either CERCLA, such broader meaning shall apply.
     “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.
     “Required Company Vote” shall have the meaning as set forth in Section 4.4(b).
     “Rights” shall have the meaning set forth in the recitals.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.
     “Schedule 14D-9” shall have the meaning as set forth in Section 2.2(b).
     “Schedule TO” shall have the meaning as set forth in Section 2.1(b).
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.
     “Severance Plan Eligible Employees” shall have the meaning set forth in Section 3.8(d).
     “Shares” shall have the meaning set forth in the recitals.
     “Stock Exchange” shall mean The Nasdaq Global Market.
     “Stockholders Meeting” shall have the meaning set forth in Section 6.8.
     “Subsequent Period” shall have the meaning set forth in Section 2.1(c).
     “Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.
     “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement, (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner and (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed; provided, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”
     “Surviving Bylaws” shall have the meaning set forth in Section 3.3.
     “Surviving Charter” shall have the meaning set forth in Section 3.2.
     “Surviving Corporation” shall have the meaning set forth in Section 3.1(a).
     “Tax” or “Taxes” shall mean all taxes of any kind whatsoever, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), environmental, production/severance, unclaimed property, windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof, and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.
     “Tax Returns” shall have the meaning set forth in Section 4.14(a).
     “Terminated Company Benefit Plans” shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.
     “Termination Date” shall have the meaning set forth in Section 6.1.
     “Termination Fee” shall have the meaning set forth in Section 8.3(b).
ARTICLE II.
THE OFFER
     2.1 The Offer
          (a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than seven (7) Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, (i) no change may be made to the form of consideration to be paid, (ii) no decrease in the Offer Price or the number of Shares sought in the Offer may be made, (iii) no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and (iv) neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.1(c) or 2.1(e).
          (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws. In conducting the Offer, Parent and the Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary agree to provide the Company (i) any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to these comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.
          (c) The initial scheduled expiration date of the Offer shall be midnight, New York City time, on the twentieth Business Day after (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) the date of its commencement (such initial date, or if and only if the expiration time and date is extended as authorized in this Agreement, such date as so extended, the “Expiration Date”); provided, however, that Merger Subsidiary shall: (i) from time to time extend the Offer for one or more periods of up to 10 Business Days each, the length of each such period to be determined by Merger Subsidiary in its sole discretion, if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Tender Condition and the conditions and requirements set forth on Annex A (other than conditions which by their nature are to be satisfied at the closing of the Offer), shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the Expiration Date.
          (d) If fewer than 90% of the issued and outstanding Shares are accepted for payment pursuant to the Offer by the Expiration Date, then Merger Subsidiary may, and at the request of the Company, shall, and upon any such request of the Company, Parent shall cause Merger Subsidiary to, provide for one or more subsequent offering periods of up to an additional twenty (20) Business Days in the aggregate (collectively, the “Subsequent Period”) pursuant to Rule 14d-11 of the Exchange Act; provided that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period.

          (e) Notwithstanding the above, in no event shall Merger Subsidiary be required to, or shall Parent be required to cause Merger Subsidiary to, extend the Offer beyond the End Date (as defined in Section 8.1(b)(i)). In no event shall Merger Subsidiary extend the Offer beyond the End Date without the consent of the Company. The Offer may not be terminated prior to its scheduled Expiration Date (as it may be extended in accordance with this Agreement) unless this Agreement is terminated in accordance with Section 8.1.
          (f) Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.
     2.2 Company Actions.
          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that such recommendation may be withdrawn, modified or amended only in accordance with the provisions of Section 6.3, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations of any jurisdiction that may purport to be applicable to this Agreement, (vi) taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, and the acquisition of Shares pursuant to the Offer, and (vii) amended the Company Rights Agreement as set forth in Section 4.22. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.2(a), subject to the Company’s rights to withdraw, modify or amend its recommendation only in accordance with the provisions of Section 6.3. The Company hereby represents and warrants that it has been advised that each of its directors and officers of the Company and each of its Subsidiaries intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.
          (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 6.3, the recommendation of the Company’s Board of Directors referred to in Section 2.2(a) above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Shares. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel, and Parent and Merger Subsidiary shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company agrees to provide Parent (i) copies of, and to consult with Parent and its counsel regarding any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Law.
          (c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 8.1, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.
     2.3 Board Representation.
          (a) Subject to applicable Law and to the extent permitted by the Stock Exchange, promptly upon the Acceptance Date, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including all Shares which have been and will be accepted for payment pursuant to Article III) bears to the number of Shares outstanding, and upon the request of Parent, the Company shall promptly increase the size of the Board of Directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Parent with such level of representation (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy the Stock Exchange listing requirements) (the date on which the majority of the Company’s directors are designees of Parent that have been effectively appointed to the Board of Directors of the Company in accordance herewith, the “Board Appointment Date”). Subject to applicable Law, the Company shall use its reasonable best efforts to cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 2.3(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 2.3(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.
          (b) Notwithstanding the provisions of Section 2.3(a), following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and until the Effective Time, the Company shall use its reasonable best efforts to cause its Board of Directors to have at least two (2) directors, who (i) were directors on the date hereof, (ii) are considered to be independent directors within the meaning of the Stock Exchange listing requirements and applicable Laws, and (iii) are not Affiliates, equityholders or employees of Parent or any of its Subsidiaries or Affiliates (the “Independent Directors”) and at least such number of directors (including the Independent Directors) as may be required by the Stock Exchange listing requirements or applicable Laws, who are considered independent directors within the meaning of such Stock Exchange listing requirements and Laws; provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall be independent within the meaning of the Stock Exchange listing requirements and applicable Laws and shall not be an Affiliate, equityholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Independent Directors are appointed in such time period, Parent shall designate such Independent Director(s), provided further that if no Independent Director then remains, the other directors shall designate two (2) Persons who shall be independent within the meaning of the Stock Exchange listing requirements and applicable Laws and shall not be Affiliates, equityholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Parent, not to be unreasonably withheld, delayed or conditioned.
          (c) Following the Board Appointment Date and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company pursuant to Section 8.1, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary under this Agreement or any other action by the Company’s Board of Directors under or in connection with this Agreement.
ARTICLE III.
THE MERGER
     3.1 The Merger.
          (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.
          (b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
          (c) Notwithstanding anything herein to the contrary, in the event that Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares, following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.
          (d) The Merger shall have the effects specified under the DGCL. At and as of the Effective Time, the Company shall be a direct wholly owned subsidiary of Parent.
     3.2 Certificate of Incorporation.
     The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.
     3.3 Bylaws.
     The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the

Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.
     3.4 Directors and Officers.
     Subject to applicable Law, the Company shall take all requisite action so that the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.
     3.5 Additional Actions.
     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.
     3.6 Conversion of Shares.
     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:
          (a) each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other wholly-owned Subsidiary of Parent shall be canceled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;
          (b) each issued and outstanding Share other than (i) Shares referred to in Section 3.6(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and
          (c) each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     3.7 Surrender and Payment.
          (a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the Shares. Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.6(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.6(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”). For purposes of determining the amount to be so deposited, Merger Subsidiary shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.6(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.6(b) shall be promptly paid to Parent. Parent shall promptly replenish the Exchange Fund to the extent of any investment losses. The Exchange Fund shall not be used for any other purpose.
          (b) Merger Subsidiary shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the fifth (5th) Business Day thereafter, to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.6(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.
          (c) If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a

Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
          (d) Until surrendered in accordance with the provisions of this Section 3.7, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.
          (e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall represent the right to receive the Merger Consideration as provided in this Article III. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
          (f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand by Parent. At any time more than twelve (12) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar Law.
     3.8 Company Stock Options and Other Payments.
          (a) Except with respect to the stock options set forth on Section 3.8(a) of the Company’s Disclosure Letter (the “Excepted Options”), the Company represents and warrants that each option to acquire Shares granted under any Company Stock Plan or any other agreement (each, a “Company Stock Option”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Acceptance Date pursuant to the terms of the applicable Company Stock Plan. On the

Acceptance Date, each Company Stock Option other than the Excepted Options, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Acceptance Date; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. Any payment made pursuant to this Section 3.8(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.8(a) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(a) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be canceled and the applicable Company Stock Plans shall be terminated.
          (b) With respect to the Excepted Options, each Excepted Option that is not fully exercisable and that is outstanding immediately prior to the Acceptance Date, will automatically become fully vested and exercisable immediately prior to the Acceptance Date. Prior to the Acceptance Date, the Company shall cause each holder of an Excepted Option (i) with an exercise price that is less than the Offer Price to enter into a written agreement, substantially in the form attached hereto as Exhibit A, pursuant to which each such Excepted Option shall be canceled on the Acceptance Date and converted into the right to receive an amount in cash, without interest, equal to (A) the Option Consideration, multiplied by (B) the aggregate number of Shares into which the Excepted Option was exercisable immediately prior to the Acceptance Date (the “Option Waiver, Cash-Out and Release Agreement”); and (ii) with an exercise price in excess of the Offer Price to enter into a written agreement, substantially in the form attached hereto as Exhibit B, pursuant to which the aggregate number of such Excepted Options will be canceled on the Acceptance Date and converted into the right to receive a $10.00 cash payment, without interest (the “Option Waiver, Cancellation and Release Agreement”). Each Optionholder who holds an Excepted Option that has been canceled or cashed-out (a “Cancelled Company Option”) shall have no rights with respect to such Cancelled Company Option to receive any other consideration in connection with the Merger or otherwise. Any payments made to a holder of an Excepted Option will be reduced by any income or employment Tax withholding required under (x) the Code, (y) any applicable state, local or foreign Tax Laws, or (z) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of a Cancelled Company Option for all purposes under this Agreement. The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Cancelled Company Options as promptly as practicable following the cancellation of such Cancelled Company Options as contemplated by this Section 3.8(b) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(b) as such amounts are paid (such amount to be set forth in such written notice).
          (c) At the earlier of (x) the Board Appointment Date or (y) the date on which Merger Subsidiary holds more than 60% of the outstanding Shares, those individuals designated by the Company in accordance with the Incentive and Retention Plan, as amended (the “Eligible Persons”) shall have the right to receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Incentive and Retention Plan, as amended. Any payment made pursuant to this Section 3.8(c) to an Eligible Person shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Eligible Person for all purposes under this Agreement. The Company shall make the payments pursuant to the Incentive and Retention Plan, as amended, as promptly as practicable following the Acceptance Date by checks payable to the Eligible Persons unless the aggregate amount payable to a particular individual exceeds $200,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant Eligible Person. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(c) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, the Incentive and Retention Plan shall be canceled and terminated.
          (d) At the earlier of (x) the Board Appointment Date or (y) the date on which Merger Subsidiary holds more than 60% of the outstanding Shares, each employee of the Company who is not an officer or director shall, in accordance with the Company’s Non-Officer Employee Severance Plan, as amended (the “Severance Plan Eligible Employees”) have the right to receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Non-Officer Employee Severance Plan, as amended. Any payment made pursuant to this Section 3.8(d) to a Severance Plan Eligible Employee shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Severance Plan Eligible Employee for all purposes under this Agreement. The Company shall make the payments pursuant to the Non-Officer Employee Severance Plan, as amended, as promptly as practicable following the Acceptance Date by checks payable to the Severance Plan Eligible Employees. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(d) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, the Plan shall be canceled and terminated.
          (e) Immediately prior to the Acceptance Date (i) each Company Restricted Share shall vest in full and (ii) subject to the ultimate vesting of such Company Restricted Shares, the holder thereof shall have the right to tender (or to direct the Company to tender on his or her behalf) such Company Restricted Shares then held (net of any Shares withheld to satisfy employment and income tax obligations) into the Offer. To the extent any Shares that were formerly Company Restricted Shares are not so tendered, upon the Acceptance Date, they shall be converted into the right to receive the Offer Price in accordance with Section 3.6(b). Any payment made pursuant to this Section 3.8(e) to the holder of any Company Restricted Share shall be reduced by any income or employment Tax withholding required under (i) any applicable state, local or foreign Tax Laws or (ii) any other applicable Laws.
     3.9 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but instead shall be canceled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights to be paid fair value of such stockholder’s Dissenting Shares as are granted pursuant to Section 262 of the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Notwithstanding anything to the contrary contained in this Section 3.9, if the Merger is terminated, rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.
          (b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.
     3.10 Adjustments.
     If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger

Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.
     3.11 Withholding Rights.
     Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     3.12 Lost Certificates.
     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the SEC Reports (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements) or in the Company’s Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:
     4.1 Organization and Qualification; Subsidiaries
     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has the requisite corporate power or other entity authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Company Material Adverse Effect.
     4.2 Certificate of Incorporation and Bylaws.
     The Company has heretofore provided or made available to Parent or Merger Subsidiary a complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company

and the comparable organizational documents of each of its Subsidiaries, each as amended to the date hereof.
     4.3 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 60,000,000 Shares, of which as of the close of business on September 14, 2009, (A) 41,646,445 shares were issued and outstanding and (B) none were issued and held in the treasury of the Company and (ii) 10,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding. Since July 7, 2009, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options.
          (b) As of September 14, 2009, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 1,203,200 Shares, (ii) 2,396,876 Shares reserved in respect of the Company Stock Plans and (iii) 50,000 shares of Company Preferred Stock reserved for issuance upon exercise of the Rights pursuant to the Company Rights Agreement. Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights. Except as set forth in Section 4.3(a) above, this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance. Except as set forth in this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries, except for the “Base Shares” and “Additional Base Shares” provided for in the Company’s Incentive and Retention Plan. Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries. Except as described in Section 4.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).
          (c) Except as set forth in Section 4.3(c) of the Company’s Disclosure Letter, all the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens.

          (d) Except as set forth in Section 4.3(d) of the Company’s Disclosure Letter, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.
          (e) Except for Company Stock Options, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.
          (f) As of the Acceptance Date, there will be no Excepted Options outstanding.
     4.4 Authorization.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to any required approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Required Company Vote, if required, and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.
          (b) The Board of Directors of the Company, at a meeting duly called and held on September 14, 2009, has by unanimous approval of all directors determined that this Agreement, the Offer and the Merger are advisable and in the best interest of the Company’s stockholders and resolved to recommend that the holders of Shares accept the Offer, tender their Shares and, if required by applicable Law, approve this Agreement and the Merger. If required by applicable Law, the affirmative vote of the holders of at least a majority of the issued and outstanding Shares to approve this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.
     4.5 Approvals.
     The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 4.5 of the Company’s Disclosure Letter, (c) if required by applicable Law, approval of this Agreement and the Merger by the Required Company Vote, (d) consents, Authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of Oil and Gas Interests and (e) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).
     4.6 No Violation.
     Assuming that the Authorizations, approvals, filings and notifications described in Section 4.5 have been obtained or made, except as set forth in Section 4.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.6 that, individually or in the aggregate, would not have a Company Material Adverse Effect.
     4.7 Reports.
          (a) Since January 1, 2007, the Company and its Subsidiaries have timely filed all Company SEC Reports required to be filed with the SEC. The Company SEC Reports filed on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) complied in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment of supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The Company’s Consolidated Financial Statements (i) comply as to form in all material respects with the then applicable published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).
          (c) Except as set forth in Section 4.7(c) of the Company’s Disclosure Letter, the Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2008 or pursuant to any Material Contract, (iii) arising out of this Agreement, (iv) arising out of a change of control, or (v) that individually or in the aggregate would not have a Company Material Adverse Effect.
          (d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.
          (e) Except as would not result in a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.
          (f) Since January 1, 2007, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim seeking fines, penalties, damages or judicial or administrative redress, whether written or oral, regarding questionable accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries or their respective internal accounting controls.
          (g) Except as set forth in Section 4.7(g) of the Company’s Disclosure Letter, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.
          (h) Except as set forth in Section 4.7(h) of the Company’s Disclosure Letter, since January 1, 2007 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of their SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements or oil and gas reserve estimates included therein) or registration statements of the Company or any of its Subsidiaries.
     4.8 No Material Adverse Effect; Conduct.
          (a) Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement (excluding information set forth in any exhibit thereto and excluding any disclosure set forth in any risk factor section and in any section relating to forward looking statements), since December 31, 2008, there has not been any Company Material Adverse Effect.
          (b) Except as set forth in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement or in Section 4.8(b) of the Company’s Disclosure Letter, since December 31, 2008, each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices.
     4.9 Certain Business Practices.
     To the Knowledge of the Company, since January 1, 2007, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
     4.10 Certain Obligations.
     Except for those listed in Section 4.10 of the Company’s Disclosure Letter or filed as an exhibit to or disclosed in the Company’s SEC Reports filed prior to the date hereof, as of the date hereof, there are no Material Contracts. The Company has provided or made available to Parent a true and correct copy of each Material Contract listed in Section 4.10 of the Company’s Disclosure Letter. Except as set forth in Section 4.10 of the Company’s Disclosure Letter and except as would not have a Company Material Adverse Effect, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in breach or default thereof as of the date of this Agreement, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.
     4.11 Authorizations; Compliance.
          (a) Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.
          (b) Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.
     4.12 Litigation.
     There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof, that are set forth in Section 4.12 of the Company’s

Disclosure Letter or that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect.
     4.13 Employee Benefit Plans.
     Each Company Benefit Plan is listed in Section 4.13 of the Company’s Disclosure Letter, including, with respect to Terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following, to the extent applicable, have been delivered or made available to the Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental Authority, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation, and the most recent determination letter, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401(a) of the Code. Except as set forth in the Company’s SEC Reports filed prior to the date hereof or in Section 4.13 of the Company’s Disclosure Letter:
          (a) None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state Law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected and as to which any unsatisfied penalties and excise Taxes are reasonably likely to exist. Each Company Benefit Plan has been administered in accordance with its terms and the requirements prescribed by statutes, rules and Regulations (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans except for such failures to administer, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect. All contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year. In addition, with respect to each Company Benefit Plan intended to include a Section 401(k) of the Code arrangement, the Company and each Subsidiary of the Company and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to Regulations issued by the United States Department of Labor. No Company Benefit Plan is subject to, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the PBGC). No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code. With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.
          (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code to which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise). There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise).
          (c) Section 4.13(c) of the Company’s Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary of the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Regulations promulgated thereunder) determined as of the date hereof.
          (d) Except as set forth in Section 4.13(d) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Offer or the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person.
          (e) To the Knowledge of the Company, (i) Section 4.13(e) of the Company’s Disclosure Letter lists each Company Benefit Plan that grants any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and (ii) such Company Benefit Plan is in good faith compliance with Section 409A of the Code and any guidance issued thereunder as of the date of this Agreement except for such noncompliance that would not have a Company Material Adverse Effect.
          (f) (i) Each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices except for such noncompliance that would not have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies have or would result in a Company Material Adverse Effect.
          (g) To the Knowledge of the Company, neither the Company nor any of the Subsidiaries of the Company has any obligation to pay any amount or provide any benefit to any former employee or former officer, other than as required under COBRA or applicable state Law obligations (i) for which Company has established a reserve for such amount on the Company’s Consolidated Balance Sheet in accordance with GAAP and (ii) pursuant to contracts entered into after December 31, 2008 and disclosed on Section 4.13(g) of the Company’s Disclosure Letter. Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization. There is no labor dispute, strike or group, work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any of their respective Representatives or employees has been found in the past year to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.
          (h) Except as set forth in Section 4.13(h) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company (nor any officer of the Company or any Subsidiary) is a party to any agreement, contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
          (i) The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, employment agreement and other Company Benefit Plans (collectively, the “Arrangements”) to certain holders of Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders

(and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.
     4.14 Taxes.
          (a) Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all material returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii)  all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iii) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (vi) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.
          (b) Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.
          (c) To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
          (d) Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.
          (e) Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.
          (f) Except as set forth in Section 4.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company or such Subsidiary.
          (g) Except as set forth in Section 4.14(g) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under United States Treasury Regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.
          (h) Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.
          (i) True and correct copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been provided or made available to the Parent.
          (j) All Tax basis in assets, net operating loss, net capital loss, tax credits and other tax attributes available to reduce the future Taxes of the Company or any of its Subsidiaries, and the appropriate classification of such tax basis in assets, net operating loss, net capital loss, tax credits and other tax attributes are fully and accurately disclosed in Section 4.14(j) of the Company’s Disclosure Letter.
          (k) Neither the Company, nor any of its Subsidiaries, has any pending claims for refund of any Tax.
          (l) Except as set forth in Section 4.14(l) of the Company’s Disclosure Letter, to the Knowledge of the Company, there are no pending Tax audits, assessments, or proceedings in respect of or affecting the business or assets of the Company or any of its Subsidiaries.
          (m) Except as set forth in Section 4.14(m) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.
          (n) Except as set forth in Section 4.14(n) of the Company’s Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.
          (o) Neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.
          (p) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

          (q) Neither the Company nor any of its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6001-4(b)(1) of the Treasury Regulations.
     4.15 Environmental Matters.
     Except for matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect or as set forth in Section 4.15 of the Company’s Disclosure Letter, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed (and all renewals thereof have been timely applied for) and are valid and currently in full force and effect and (d) to the Knowledge of the Company, there has been no Release of any Hazardous Substance into the environment by the Company or its Subsidiaries.
     The Company has made available to Parent all material environmental investigations, assessments, audits, analyses or other reports in its possession or control relating to real property owned or operated by the Company or its Subsidiaries.
     The representations and warranties made pursuant to this Section 4.15 are the exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental matters, compliance with or liability under Environmental Law or Hazardous Substances.
     4.16 Insurance.
     The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to the risks insured, provide coverages and related limits and deductibles which have not been exhausted or materially reduced and which the Company believes are reasonably adequate in all material respects for its business and operations.
     4.17 Intellectual Property.
     The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.
     4.18 Properties.
          (a) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.18 applies), (i) the Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens.
          (b) The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18(b) of the Company’s Disclosure Letter and except where the failure to have such title would not, individually or in the aggregate, have a Company Material Adverse Effect.
          (c) The Company or its Subsidiaries have Good and Defensible Title to the Oil and Gas Interests included in the Company Reserve Report (other than Oil and Gas Interests disposed of in the ordinary course of business consistent with past practice since December 31, 2008) free and clear of any Liens other than Permitted Liens or except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
     4.19 Reserve Report.
     The Company has furnished or made available to Parent estimates of the Company’s proved oil and gas reserves attributable to the Company’s Oil and Gas Interests as of the date set forth in each report, as described in Section 4.19 of the Company’s Disclosure Letter (collectively, the “Company Reserve Report”). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished or made available to Parent, was accurate in all material respects, and to the Knowledge of the Company no material errors in such information existed at the time such information was provided. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect. Set forth in Section 4.19 of the Company’s Disclosure Letter is a list of all material Oil and Gas Interests of the Company that were included in the Company Reserve

Report that have been disposed of prior to the date of this Agreement, excluding normal depletion by production.
     4.20 Prepayments; Hedging; Calls.
     As of the date hereof, except as set forth in Section 4.20 of the Company’s Disclosure Letter or in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement and except as would not have a Company Material Adverse Effect:
          (a) neither the Company nor any of its Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;
          (b) neither the Company nor any of its Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (a “Derivative Transaction”); and
          (c) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.
     4.21 Anti-Takeover Plan; State Takeover Statutes.
     Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the restrictions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares. To the Company’s Knowledge, and after giving effect to the actions of the Company’s Board of Directors described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement. Except for the Company Rights Agreement, neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under the Company Rights Agreement (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Company Rights Agreement or to separate from the stock certificates to which they are attached, (ii) a “flip-in” (as referenced in the Company Rights Agreement) or Share Acquisition Date (as defined in the Company Rights Agreement) to occur, or (iii) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Agreement).
     4.22 Interested Party Transactions.
     Except for employment contracts filed or incorporated by reference as an exhibit to a SEC Report filed prior to the date hereof or Company Benefit Plans, Section 4.22 of the Company’s Disclosure Letter sets forth a correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which any of the Company or its Subsidiaries has any existing or future liabilities between any of the Company or its Subsidiaries, on the one hand, and, on the other hand, any (a) present or former officer or director of any of the Company or its Subsidiaries or any Person that has served as such an officer or director within the past two (2) years or any of such officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof, or (c) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries) (each an “Affiliate Transaction”). The Company has provided or made available to Parent correct and complete copies of each such contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.
     4.23 Brokers.
     No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc., Stonington Corporation and Sunrise Securities Corp.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has provided to the Parent a complete and correct copy of all agreements between the Company and such parties relating to the transactions contemplated by this Agreement.
     4.24 Opinion of Financial Advisor.
     The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Subsidiary and their respective Affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders. The Company will provide, solely for informational purposes, a written copy of such opinion to the Parent after receipt thereof by the Company.
     4.25 Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.
          (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.25(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.
          (b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.25(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.
          (c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the Acceptance Date, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
     Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:
     5.1 Organization.
          (a) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. Parent owns all of the outstanding Equity Securities of Merger Subsidiary. The copy of the limited liability company agreement of Parent and the copies of the Certificate of Incorporation and Bylaws of Merger Subsidiary that have been provided or made available to the Company are complete and correct and in full force and effect.
     5.2 Authorization of Agreement.
          (a) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.
          (b) The Board of Directors of Parent has by unanimous approval of all directors present determined that this Agreement and the Merger are advisable and in the best interest of Parent’s equityholders. No vote of the holders of limited liability company interests or other securities (equity or otherwise) of the Parent is necessary to consummate the Merger.
     5.3 Approvals.
     The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL, and (b) where the failure to obtain such Authorizations, or make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect (collectively, the “Parent Approvals”).
     5.4 No Violation.
     Assuming that the Authorizations, filings and notifications described in Section 5.3 have been obtained or made, the execution and delivery by Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or

Order applicable to Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary or (iii) the organizational documents of Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.
     5.5 Financing.
     Parent and Merger Subsidiary have as of the date hereof and will have immediately prior to the Acceptance Date and immediately prior to the consummation of the Merger binding commitments for sufficient funds to enable it to consummate the Offer and Merger on the terms contemplated by this Agreement and to repurchase the Notes in accordance with a “Change of Control” offer made pursuant to the terms of the Indenture.
     5.6 Disclosure Documents.
          (a) Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.6(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.
          (b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.6(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.
          (c) None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company specifically for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     5.7 Ownership.
     Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.
     5.8 Brokers.
     No broker, finder or investment banker (other than RBC Capital Markets and BNP Paribas) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.
ARTICLE VI.
COVENANTS
     6.1 Affirmative Covenants.
     From and after the date hereof and until the earlier of the Board Appointment Date and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date” and such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (iii) as expressly contemplated or permitted by this Agreement or (iv) as disclosed in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in all material respects in the ordinary course consistent with past practices, (2) use reasonable best efforts to maintain and preserve intact its business organization, insurance coverage and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects and (3) take no action which would materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2.
     6.2 Negative Covenants.
          (a) The Company covenants and agrees that during the Interim Period, except as expressly set forth in Section 6.2 of the Company’s Disclosure Letter, as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent (or orally by Parent’s chief executive officer, chief financial officer or general counsel and confirmed in writing within one (1) Business Day by the Company to Parent) and which shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

     (i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan, (D) grant any severance, retention or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (F) execute or amend (other than as required by existing Benefit Plans or employment agreements or by applicable Law) in any material respect any consulting or indemnification agreement between the Company or any of its Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any material collective bargaining agreement or other material obligation to any labor organization or employee incurred or entered into by the Company or any of its Subsidiaries (other than as required by existing Benefit Plans or employment agreements or by applicable Law), or (G) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (G), (1) pursuant to and in accordance with the terms of any plan, contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to Parent), and (3) as required by applicable Law;
     (ii) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
     (iii) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its Subsidiaries directly from any Subsidiary of the Company or (2) any repurchase, forfeiture or retirement of Shares, Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the Equity Securities in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such Equity Securities;

     (iv) (A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of this Agreement of any Current Company Benefit Plans, (3) the granting of rights and the issuance of preferred stock in accordance with the Company Rights Agreement or (4) that constitute periodic issuances of Shares required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 6.2(a)(i), or (C) except as expressly contemplated in Section 6.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries.
     (v) (A) merge, consolidate or combine with any Person or dissolve or liquidate or adopt a plan of merger, consolidation or combination with any Person or dissolution or complete or partial liquidation, (B) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of Oil and Gas Interests in the ordinary course of business consistent with past practice and the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), (C) enter into any material partnership, joint venture agreement or similar agreement, or (D) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) made in the ordinary course of business consistent with past practice, (2) to any Person not in excess of $500,000, (3) to any wholly owned Subsidiary or (4) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;
     (vi) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for (a) sales of oil and gas in the ordinary course of business consistent with past practice, (b) pursuant to any agreements existing on the date of this Agreement and (c) Permitted Liens.
     (vii) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents or any of the organizational documents of the Subsidiaries of the Company;

     (viii) (A) change any of its methods or principles of accounting in effect at December 31, 2008, except to the extent required to comply with GAAP as advised by the Company’s independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2008, (E) submit any claim for refund of any Tax, (F) request any Tax opinions or rulings, (G) authorize any Tax indemnities, (H) make any Tax election except elections which are consistent with past practices and which are required to be made in connection with Tax Returns filed for any Tax period prior to the Effective Time, (I) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax; (J) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes or (K) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law;
     (ix) incur, create, assume, modify, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) borrowings and renewals, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (B) trade payables incurred in the ordinary course of business consistent with past practice, (C) indebtedness with any wholly owned Subsidiary, (D) obligations under Derivative Transactions, and (E) other obligations not exceeding $5,000,000 in the aggregate outstanding at any one time;
     (x) except for existing authorizations for expenditures and capital expenditures approved in the 2009 Capital Budget approved by the Company’s Board of Directors, make or commit to make any capital expenditures in excess of $1,500,000 in the aggregate during any fiscal quarter;
     (xi) enter into or amend any agreement between the Company or any of its Subsidiaries and any agent, sales representative or similar person;
     (xii) transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company necessary to carry on the Company’s business in all material respects;
     (xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $1,000,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;
     (xiv) take, cause to be taken or omit to take any action that is intended or could reasonably be expected to, individually or in the aggregate, result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect or in any of the conditions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;
     (xv) enter into any “non-compete” or similar agreement that would materially restrict the businesses of the Surviving Corporation following the Effective Time or that would in any way restrict the businesses of Parent or its Affiliates (excluding the Surviving Corporation) or take any action that may impose new or additional material regulatory requirements on any Affiliate of Parent (excluding the Surviving Corporation);
     (xvi) fail to use commercially reasonable efforts to maintain the Company’s current insurance policies;
     (xvii) fail to file on a timely bases all applications and other documents necessary to maintain, renew or extend any material Authorizations or any other approval required by any Governmental Authority for the continuing of operation of its business;
     (xviii) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice, (B) enter into any Derivative Transaction or any fixed-price commodity sales agreement without prior consultation with Parent, or (C) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above; or
     (xix) agree in writing or otherwise to do any of the foregoing.
     Except as otherwise contemplated by Section 2.3, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.
          (b) During the Interim Period and except (i) as may be otherwise required by applicable Law, or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Subsidiary shall take no action which is intended to or which would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of Offer, the Merger or other transactions contemplated hereby.
     6.3 No Solicitation.
          (a) From and after the date hereof, except as specifically permitted in this Section 6.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to the proviso set forth in clause (d)(ii)(A) of this Section 6.3, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, for, contemplating or otherwise relating to an Acquisition Proposal, or (iv) waive or permit the waiver of any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company or any of its Subsidiaries.
          (b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, (i) cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal on the date hereof, (ii) promptly request, and cause to be requested that, each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries and (iii) enforce, and cause to be enforced, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”).
          (c) From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within one (1) Business Day) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request.
          (d) Notwithstanding the foregoing provisions of this Section 6.3, prior to the earlier of (i) the Acceptance Date and (ii) the date on which the Required Company Vote is obtained for the Merger, if required, nothing in this Agreement shall prevent the Company or its Board of Directors from engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its Subsidiaries or giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries in response to an unsolicited, bona fide, third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company, any of its Subsidiaries nor any Representatives of the Company and any of its Subsidiaries have breached any of the provisions set forth in this Section 6.3 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company or any of its Subsidiaries, (iii) the Board of Directors determines in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) enters into a confidentiality agreement at least as restrictive as the Confidentiality Agreement and provides a copy of such agreement to Parent and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such Person.
          (e) The Board of Directors of the Company shall not (i) except as set forth in this Section 6.3 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement or (ii) except as set forth in this Section 6.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the earlier of (x) the Acceptance Date and (y) the date on which the Required Company Vote is obtained for the Merger, if required, the Board of Directors of the Company determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may withdraw or modify its recommendation of the Offer, the Merger or the Agreement in response to the Superior Proposal and terminate this Agreement in accordance with Section 8.1(c)(ii), but only if (A) the Company’s Board of Directors determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action could reasonably likely result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Board of Directors of the Company provides Parent with at least five (5) Business Days’ advance written notice of its intention to make a change in recommendation and specifying the material events giving rise thereto, and (C) during such five (5) Business Day period, the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Board of Directors of the Company to proceed with its recommendation of this Agreement (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such five (5) Business Day period, the Board of Directors of the Company maintains its determination (after taking into account any agreed modifications to the terms of this Agreement).
          (f) Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, provided, however, that the Board of Directors of the

Company shall first provide Parent the notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 6.3(e)(B) and Section 6.3(e)(C) above and (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Offer, the Merger and this Agreement at any time if it determines in good faith, after taking into account the advice of its legal advisors that the failure to take such action could reasonably likely result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws, subject to the Board of Directors of the Company first providing Parent notice and opportunity to negotiate an amendment to this Agreement in the manner provided in Section 6.3(e)(B) and Section 6.3(e)(C) above.
     6.4 Notices of Certain Events; Consultation.
          (a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.
          (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.
          (c) The Company shall consult with Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any SEC Reports of the Company after the date of this Agreement.

     6.5 Parent Guarantee.
          (a) Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c).
          (b) Parent has received an equity commitment letter (the “Equity Commitment Letter”) in the form attached as Exhibit C hereto which expressly provides for the Company to be a third party beneficiary thereof. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Parent and the other parties thereto. The Equity Commitment Letter has not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect. Subject to the terms and conditions of the Equity Commitment Letter and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Equity Commitment Letter will be sufficient to pay for all Shares pursuant to the Offer and the Merger and to repurchase all of the Notes in accordance with a “Change of Control” offer made pursuant to the terms of the Indenture and to make all other payments to be paid by Parent or Merger Subsidiary contemplated under this Agreement, including expenses incurred in connection with this Agreement.
          (c) Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Subsidiary or Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.5.
     6.6 Director and Officer Liability.
     From and after the Board Appointment Date, Parent and, when applicable, the Surviving Corporation, shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Board Appointment Date including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld, delayed or conditioned). Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Board Appointment Date now existing in favor of the current and former officers and directors of the Company as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 6.6 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. From the Board Appointment Date through the sixth anniversary of the

Effective Time, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend a total premium during such period in excess of 300% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement; provided that if the amount of the total premium for such insurance shall exceed such 300%, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall prior to the sixth anniversary of the Effective Time, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.6.
     6.7 Access and Information.
          (a) From the date hereof until the Effective Time, each of the Company and the Parent will, and will cause its Subsidiaries to, (i) afford to the other and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books, records, contracts and documents and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.
          (b) Information obtained by the Company, Parent and their respective Subsidiaries pursuant to Section 6.7(a) shall be subject to the provisions of the Confidentiality Agreement.
     6.8 Meeting of the Company’s Stockholders.
     If required by applicable Law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable following the Acceptance Date. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable Law). Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.3, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger if a Proxy Statement is prepared and sent and shall take all other action in its judgment reasonably necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.
     6.9 Proxy Statement.
     As soon as practicable after the Acceptance Date, unless the Merger is consummated in accordance with Section 253 of the DGCL, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve the Merger and this Agreement unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with Section 6.3.
     6.10 Efforts.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer and Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including a waiver by the lenders of the change of control and merger restrictions contained in the Fourth Amended and Restated Credit Agreement among the Company, Citibank, N.A., BNP Paribas and the lenders thereunder, dated as of May 16, 2008, as amended, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer or the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby. In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Board Appointment Date any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer or the Merger. No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities.
          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, if required under the HSR Act, the Company and Parent shall (i) promptly, but in no event later than 5:30 p.m. Eastern Daylight Savings time on the fifth Business Day after the date of this Agreement, file any and all Notification and Report Forms required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated hereby, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, Authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtaining all such consents, permits, Authorizations or approvals, (iii) supply to any Governmental Authority as promptly as practicable any additional information or documentary material that may be requested pursuant to any Regulatory Law or by such Governmental Authority, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby.
          (c) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. Subject to applicable legal limitations and the instructions of any Governmental Authority, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Offer, the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Authority with respect to such Merger or transactions. The Company and Parent shall provide counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.
          (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.10, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger or any other transaction contemplated hereby.
          (e) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, Regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent, clearance or approval of, any Governmental Authority, or that otherwise may cause any restriction, in connection with the Offer, the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.
     6.11 Public Announcements.
     Until the Board Appointment Date, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Stock Exchange will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.
     6.12 Stock Exchange De-listing.
     Parent and the Company shall use their reasonable best efforts to cause the Shares to be de-listed from the Stock Exchange and de-registered under the Exchange Act promptly following the Effective Time.
     6.13 Defense of Litigation.
     The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.
     6.14 State Takeover Statutes.
     If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.
     6.15 Rule 14d-10(d) Matters.
     Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Board, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Covered Securityholders pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
     6.16 Employee Matters.
          (a) From the Acceptance Date through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of its employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of this Agreement. From and after the Effective Time, Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation shall permit all employees to participate in the benefit plans, programs, and arrangements of Parent, the Surviving Corporation or its Subsidiaries (the “Parent Plans”) to the same extent as similarly situated employees of Parent or its Subsidiaries, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Laws.
          (b) For all purposes under each Benefit Plan maintained by Parent, any Parent Subsidiary or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Effective Time, the Continuing Employees shall be given credit for all service with the Company or a Company Subsidiary, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates. Notwithstanding the

foregoing, such credit shall not be used to determine benefit accruals, except with respect to severance and vacation benefits.
          (c) As to the plan years then in place at the Effective Time, Parent shall, or shall cause the Surviving Corporation, to use all reasonable best efforts to: (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Effective Time; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which the Continuing Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any Company Subsidiary prior to the Effective Time.
          (d) Notwithstanding the foregoing, this Section 6.16 is not intended to and shall not (i) create any third party rights, (ii) amend any Company Benefit Plan, (iii) require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified, or (iv) provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment.
     6.17 Amendment of Stock Options and Stock Awards.
     As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding option and Company Restricted Share granted under the Company Stock Plans to be amended to permit the acceleration and vesting of such options and Company Restricted Shares immediately prior to the Acceptance Date as provided in Section 3.8 hereof to the extent such options and Company Restricted Shares do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any such option or Company Restricted Shares in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.
     6.18 Rule 16b-3.
     Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Articles II and III and any other dispositions of Equity Securities of the Company (including Company Options and Company Restricted Shares) by each individual who is a director or executive officer of the Company or at the Effective Time will become a director or executive officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     6.19 Senior Notes Change of Control Offer.
     The Company or an Affiliate of Parent shall mail, or cause to be mailed, notice to each holder of the Company’s 10 1/4% Senior Notes due 2014 (the “Notes”) in accordance with the terms of the Indenture dated as of July 31, 2007 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”) describing the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and that the consummation of the Offer constitutes a “Change of Control” under the Indenture. Pursuant to the notice, the Company shall offer to repurchase the Notes in accordance with the terms of Section 4.12(g) the Indenture at a price of 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Parent shall cause the Company or such Affiliate of Parent to have sufficient funds to repurchase any and all Notes that are tendered pursuant to the offer to allow the Company to pay for any tendered Notes promptly (within the meaning of the rules and interpretations of the SEC) after the expiration. For any funds provided to the Company pursuant to the previous sentence, Parent shall receive and the Company shall issue and exchange therefore, equity in an amount equal to the Offer Price.
ARTICLE VII.
CONDITIONS TO THE MERGER
     7.1 Conditions to the Obligations of Each Party.
     The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (i) if approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been approved by the Required Company Vote;
     (ii) no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher Courts, to have any Order lifted);
     (iii) all consents, Authorizations, Orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, Authorization, Order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and
     (iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer and made all payments required under Section 3.8.
     7.2 Frustration of Closing Conditions.
     Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, as the case may be, to be satisfied if such failure was caused in any material respect by such party’s breach of any provision of this Agreement or failure to use such efforts to consummate the Merger and the other transactions contemplated hereby as required by Section 6.10.
ARTICLE VIII.
TERMINATION
     8.1 Termination.
     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent if:
     (i) prior to the consummation of the Offer, if the Offer has not been consummated on or before December 31, 2009 (the “End Date”); (provided that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate the Offer by such date); or
     (ii) there shall be any applicable Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order shall have become final and nonappealable (provided that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order lifted and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation of the Offer or the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Offer or the Merger).
(c) by the Company if:
     (i) prior to the Acceptance Date, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

     (ii) if, at any time prior to the earlier of (a) the Acceptance Date and (b) the date on which the Required Company Vote is obtained for the Merger, if required, (x) the Company has not violated Section 6.3 and has complied with Section 6.3(e), (y) the Company has received a Superior Proposal, and (z) the Board of Directors has approved the termination of this Agreement and promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; or
     (iii) (A) Merger Subsidiary fails to commence the Offer within the time required by Section 2.1(a) or terminates or makes any change to the Offer in material violation of the terms of this Agreement or (B) at any Expiration Date, Merger Subsidiary shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time as all of the conditions set forth on Annex A are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;
(d) by Parent prior to the Acceptance Date, if:
     (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph 2(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;
     (ii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, such that the conditions set forth in paragraph 2(b) and 2(c) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or
     (iii) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement, or the Company shall have breached in any material respect its obligations under Section 6.3.
     The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

     8.2 Effect of Termination.
     If this Agreement is terminated pursuant to Section 8.1, subject to the payment of fees to the extent required by Section 8.3 of this Agreement, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any equityholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, subject to Section 9.11, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement and Section 8.3 and Article IX shall survive any termination hereof.
     8.3 Termination Fees; Expenses.
          (a) Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
          (b) In the event that:
     (i) (A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i), Section 8.1(d)(i) or 8.1(d)(ii) and (C) the Company consummates an Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated (provided that for purposes of this Section 8.3(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or
     (ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or
     (iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii).
then in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $5,500,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.
          (c) Payment of Termination Fee. Any payment required to be made pursuant to clause (i) of Section 8.3(b) shall be made to Payee on the date an Acquisition Proposal is consummated; any payment required to be made pursuant to clause (ii) or (iii) of Section 8.3(b)

shall be made to Payee concurrently with, and as a condition to the effectiveness of, the termination of this Agreement; and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.
          (d) Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.3(b) are not a penalty, but rather are a reasonable amount that will compensate Parent and Merger Subsidiary for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in this Section 8.3, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Parent, costs and expenses (including attorneys’ fees) incurred by the prevailing Party and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
          (e) Liquidated Damages. In the event that Parent shall be entitled to receive pursuant to this Agreement the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, provided, however, that nothing in this Section 8.3(e) shall preclude Parent, Merger Subsidiary, any of their respective Affiliates or any other Person from bringing or maintaining any other claim, action or proceeding against the Company or its Affiliates for any termination in accordance with Section 8.1(d)(iii) arising out of any willful or intentional breach.
ARTICLE IX.
MISCELLANEOUS
     9.1 Notices.
     All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,
          (a) if to Parent or Merger Subsidiary, to:

Apollo Management VII, L.P.
9 West 57th Street, 41st Floor
New York, New York 10019
Telephone: (212) 515-3237
Facsimile: (646) 607-0539
Attention: John J. Suydam
with a required copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Telephone: (212) 872-1000
Facsimile: (212) 872-1002
Attention: Mark Zvonkovic
(b) if to the Company, to:
Larry C. Oldham
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Facsimile: (432) 684-3905
with a required copy (which shall not constitute notice) to:
Thomas W. Ortloff
Lynch, Chappell & Alsup, P.C.
300 N. Marienfeld, Suite 700
Midland, Texas 79701
Facsimile: (432) 683-2587
W. Scott Wallace
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Facsimile: (214) 651-5940
or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

     9.2 Survival of Representations and Warranties and Agreements.
     The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.
     9.3 Amendments; No Waivers.
          (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment. Notwithstanding any provision of this Section 9.3 to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     9.4 Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).
     9.5 Governing Law, Jurisdiction, Etc.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.
          (b) The parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such Court or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware) and the federal courts of the United States of America located in the State of Delaware (and of the appropriate appellate courts therefrom) in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to:

     (i) the negotiation, execution and performance of this Agreement and the transactions contemplated hereby;
     (ii) the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement, or
     (iii) any actions of or omissions by any Covered Party (as defined below) in any way connected with, related to or giving rise to any of the foregoing matters (the foregoing clauses (i), (ii) and (iii) collectively, the “Covered Matters”), and hereby waive, and agree not to assert as a defense in any Legal Action with regard to or involving a Covered Matter, that such Legal Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto, on their behalf and on behalf of their respective Affiliates, irrevocably agree that all claims with respect to such Legal Action shall be heard and determined exclusively by such a Delaware state or federal court. The parties hereto, on their behalf and on behalf of their respective Affiliates, hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Legal Action in the manner provided in Section 9.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (c) In addition, by entering into this Agreement, each party hereto, on their behalf and, to the fullest extent permissible by applicable Law, on behalf of their respective equityholders, partners, members, directors, Affiliates, officers or agents, as the case may be, covenants, agrees and acknowledges, that it shall not bring any Legal Action (regardless of the legal theory or claim involved or the procedural nature of any such Legal Action) with regard to any Covered Matter against any Covered Party, other than the parties hereto, provided, however, that nothing in this Section 9.5(c) shall prohibit any Legal Action against the Equity Investors (as defined in the Equity Commitment Letter) provided for in Section 9.11 and in the Equity Commitment Letter.
          (d) The parties hereto acknowledge and agree that (i) the agreements contained in this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, (ii) any breach of this Section 9.5 would result in irreparable harm and that monetary damages would not a sufficient remedy for any such breach and (iii) that any breach of this Section 9.5 will be deemed a material breach of this Agreement. Accordingly, each Covered Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach by a party (or any affiliate of such party) and in case of any such breach, the non-breaching party shall be excused from its performance obligations under this Agreement.
     For the purposes of this Section 9.5, “Covered Party” shall mean (i) any party hereto, (ii) any such parties’ officers, directors, agents, employees, or Affiliates or (iii) any officer, director,

agent, or employee of any such Person, all of whom are intended third party beneficiaries of this Section 9.5.
     9.6 Counterparts; Effectiveness.
     This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
     9.7 Entire Agreement.
     This Agreement, the Company’s Disclosure Letter, the Confidentiality Agreement and the Equity Commitment Letter constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.6, which are intended for the benefit of the Company’s former and present officers and directors, and Section 9.5, which is intended for the benefit of the Covered Parties. Except as otherwise expressly provided in this Agreement (including pursuant to Sections 9.5(c) and 9.11 hereof), this Agreement may be enforced only against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, equityholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or any claim related to tort or contract theories of Law.
     9.8 Headings.
     The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
     9.9 Severability.
     If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
     9.10 WAIVER OF JURY TRIAL.
     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.11 Specific Performance.
          (a) The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware). This right shall include the right of the Company to (i) cause Parent and Merger Subsidiary to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement and (ii) to fully enforce the terms of the Equity Commitment Letter against the parties thereto in accordance with the terms thereof. Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If, prior to the End Date, any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware Court presiding over such Action.
          (b)
     (i) The Company hereby agrees that, except as provided in Section 9.11(b)(ii) below, specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Subsidiary or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby and, except as provided in Section 9.11(b)(ii) below, that it may not seek or accept any other form of relief that any be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).
     (ii) If a Court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Subsidiary to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Subsidiary pursuant to this Section 9.11, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If such a Court has granted an award of damages for such alleged breach against Parent and/or Merger Subsidiary, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven, the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and Merger Subsidiary have not consummated the Offer and the Merger. In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Subsidiary consummate the Offer and the Merger.
     9.12 Limitations on Warranties.
          (a) Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary. Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.
          (b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLLL HOLDINGS, LLC

By:	/s/ Sam Oh
Name:	Sam Oh
Title:	Vice President

PLLL ACQUISITION CO.

By:	/s/ Sam Oh
Name:	Sam Oh
Title:	Vice President

PARALLEL PETROLEUM CORPORATION

By:	/s/ Jeffrey G. Shrader
Name:	Jeffrey G. Shrader
Title:	Chairman

ANNEX A
CONDITIONS TO THE OFFER
     Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).
     1. Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date:
(a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares, which, together with the number of Shares, if any, then owned beneficially by Parent, Merger Subsidiary and any Subsidiary or Affiliate of Parent or Merger Subsidiary, taken as a whole, constitutes at least a majority of the total number of then outstanding Shares (the “Minimum Tender Condition”);
(b) the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement, if any, shall have expired or been terminated; and
(c) the Board of Directors of the Company has appointed the directors in accordance with Section 2.3 of the Merger Agreement conditioned only upon the consummation of the Offer.
     2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 2.1, may terminate or amend the Offer if any of the following conditions exist:
(a) any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Authority or any statute, rule or Regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;
(b) (A) the representations and warranties of the Company set forth in Section 4.3, Section 4.4(a) or Section 4.7, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), except that the representation and warranty set forth in Section 4.3(a) shall be true and correct other than any de minimis inaccuracies and (B) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;
(c) the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;
(d) the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (b) and (c) do not exist;
(e) since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Letter, which has or have had, individually or in the aggregate, a Company Material Adverse Effect;
(f) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn, modified or changed in a manner adverse to Parent and Subsidiary, its recommendation of the Offer, the Merger or this Agreement; or
(g) the Agreement shall have been terminated in accordance with its terms.
     The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Merger Subsidiary and, regardless of the circumstances, may be asserted by Parent or Merger Subsidiary in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition which may not be waived without the prior written consent of the Company) may be waived by Parent or Merger Subsidiary in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and Regulations of the SEC. The failure of Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2